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                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                        ADMINISTRATIVE SERVICES AGREEMENT

                                     BETWEEN

                               APCO ARGENTINA INC.

                                       AND

                          THE WILLIAMS COMPANIES, INC.

                         EFFECTIVE DATE: JANUARY 1, 2004

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                                TABLE OF CONTENTS

                                                                            PAGE
1.   DEFINITIONS.........................................................     1

2.   TERM................................................................     4

3.   PROVISION OF SERVICES...............................................     4

4.   COMPENSATION........................................................     6

5.   INVOICING AND PAYMENTS..............................................     8

6.   RIGHT TO AUDIT......................................................     8

7.   INDEPENDENT CONTRACTOR STATUS.......................................     9

8.   INDEMNIFICATION.....................................................     9

9.   INSURANCE...........................................................    10

10.  CONFIDENTIALITY.....................................................    11

11.  LIMITATION OF LIABILITY.............................................    12

12.  NOTICES.............................................................    12

13.  CERTAIN PRACTICES...................................................    14

14.  NON-WAIVER..........................................................    14

15.  ASSIGNMENT..........................................................    15

16.  NON-EXCLUSIVE AGREEMENT.............................................    15

17.  NO THIRD PARTY BENEFICIARY..........................................    15

18.  HEADINGS............................................................    15

19.  ENTIRE AGREEMENT....................................................    15

20.  SEVERABILITY........................................................    15

21.  AMENDMENTS..........................................................    16

22.  GOVERNING LAW.......................................................    16

23.  DISPUTE RESOLUTION..................................................    16

24.  MUTUAL COOPERATION..................................................    17

25.  FORCE MAJEURE.......................................................    17

                                       -i-
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                        ADMINISTRATIVE SERVICES AGREEMENT

      THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of this 1st day of January, 2004 ("Effective Date"), by and between APCO Argentina Inc., a company organized under the laws of the Cayman Islands and its Subsidiaries ("Company" or "Apco"), and The Williams Companies, Inc. ("Williams"), a company organized under the laws of the State of Delaware, USA.

      WHEREAS, Company is a public company whose stock is traded on the NASDAQ but has few employees and is in need of personnel to perform administrative services on behalf of the Company;

      WHEREAS, Williams owns approximately 69% of the issued and outstanding stock of Company and has been providing administrative, legal and management services ("Services") to Company without a formal written agreement.

      WHEREAS, Company desires to engage the services of Williams to perform various Services, under the terms and conditions hereinafter provided; and

      WHEREAS, Williams is willing to perform the Services upon the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.    DEFINITIONS:

      (a)   The following terms have the meanings assigned herein.

            (i) "Affiliate" of a Person means a Person (i) which is a Subsidiary of that Person, (ii) of which that Person is a Subsidiary, or (iii) which is a Subsidiary of a Person of which that Person is a Subsidiary.

            (ii) "Agreement" means this Administrative Services Agreement, as amended or supplemented from time to time, and the exhibits hereto, which are incorporated herein by reference.

            (iii) "Applicable Law" means, with respect to any Person or any property or asset, all laws, ordinances, codes, rules, regulations, orders, writs, injunctions, decrees, rulings, determinations, awards or standards of any Governmental Authority, all Governmental Authorizations and all agreements with any Governmental Authority applicable to or binding on such Person (or its properties or assets) or to such property or asset from time to time or at the time specified in this Agreement, as the case may be.

            (iv)  "Bankruptcy" of a Person means (a) Involuntary Bankruptcy or
                  (b) commencement by a Person of a voluntary case or proceeding

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                   under any applicable bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by such Person to the entry of a decree or order for relief in respect of such Person in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against such Person, or the filing by such Person of a petition or answer or consent seeking reorganization or relief under any Applicable Law; or consent by such Person to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of such Person or of any substantial part of the property of such Person, or the making by such Person of an assignment for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by such Person in furtherance of any such action.

            (v) "Business Days" means any day other than Saturday, Sunday or a legal holiday in New York, New York.

            (vi) "Calendar Month" means any of January, February, March, April, May, June, July, August, September, October, November or December, as applicable.

            (vii)  "Claims" has the meaning specified in Section 8(a).

            (viii) "Company" has the meaning specified in the preamble to this
                   Agreement.

            (ix)   "Confidential Information" has the meaning specified in
                   Section 10(a)(i).

            (x) "Effective Date" has the meaning specified in the preamble to this Agreement.

            (xi) "Governmental Authority" means any judicial, legislative, administrative or other national, state, municipal or local governmental authority, ministry, department, any administrative agency, office, organization or authority having jurisdiction over the Parties.

            (xii) "Governmental Authorization" means any authorization, consent, ruling, permit, certification, exemption, exoneration or registration by or with any Governmental Authority.

            (xiii) "Involuntary Bankruptcy" means entry by any competent governmental authority of any jurisdiction or a court having jurisdiction in the premises of (i) a decree or order for relief in respect

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                    of such Person in an involuntary case or proceeding under
                    any applicable bankruptcy, insolvency, reorganization or other similar law or (ii) an involuntary or contested decree or order adjudging such Person a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of such Person under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Person or of any substantial part of the property of such Person, or ordering the winding up or liquidation of the affairs of such Person.

            (xiv) "Parties" and "Party" mean Company and Williams or either of them.

            (xv) "Person" means any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any agency or political subdivision thereof.

            (xvi) "Representatives" of a Party shall mean directors, officers, employees, auditors, counsel, financial and other advisors and other representatives and Affiliates of such Party, and such Affiliates' directors, officers, employees, auditors, counsel, financial and other advisors and other representatives.

            (xvii) "Services" shall have the meaning specified in the second Whereas clause to this Agreement hereinabove.

            (xviii) "Subsidiary" of a Person means (i) a corporation more than
                    50% of the outstanding voting shares of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

            (xix) "US Foreign Corrupt Practices Act" means the United States Foreign Corrupt Practices Act of 1977, as amended from time to time.

            (xx) "Williams" has the meaning specified in the preamble to this Agreement.

            (xxi) "Williams E&P" shall mean Williams' exploration and production, business unit that conducts exploration and production of hydrocarbons activities.

      (b) For all purposes of this Agreement, except as otherwise expressly provided or to the extent that the context otherwise requires:

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            (i)   the terms defined herein include the plural as well as the singular and vice versa;

            (ii)  words importing gender include all genders;

            (iii) any reference to an "Article", "Section" or "Exhibit" refers to an article, section or exhibit, as the case may be, of this Agreement;

            (iv) all references to "this Agreement" mean this Agreement, including all exhibits hereto, and the words "herein", "hereof", "hereto" and "hereunder" and other words of similar import refer to this Agreement and its exhibits, as a whole and not to any particular article, section, exhibit or other subdivision;

            (v)   the symbol "$" or "US$" means United States dollars; and

            (vi) whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

2.    TERM:

      (a)   This Agreement shall be effective commencing upon the Effective
Date.

      (b) This Agreement shall remain in effect for one year and shall automatically renew on the anniversary of the Effective Date and each year thereafter unless terminated by either party upon 90 days prior written notice prior to any anniversary of the Effective Date. Either Williams or Company may terminate any given Service provided hereunder at any time upon 60 days prior written notice.

      (c) Promptly after the date of any termination, Williams shall be paid for any Services rendered by Williams through the date on which Williams ceases to perform such Services.

      (d) Termination of this Agreement in accordance with this Section 2 shall not affect the rights, privileges, duties, liabilities or obligations of either Party which arose or accrued prior to the date of termination, and this
Section 2 and Sections 8, 9, 10, 11, 14, 17, 18, 19, 20, 22 and 23 shall survive any termination of this Agreement.

3.    PROVISION OF SERVICES:

      (a) Company hereby appoints and retains Williams to perform the Services on the terms and conditions set forth in this Agreement. Williams hereby accepts and agrees to perform the Services in accordance with the terms and conditions of this Agreement.

      (b) Subject to any limitations on availability and resources and such other limitations as set forth in this Agreement, the Services shall be those administrative, legal and financial services described below and such other services as may be agreed upon from time to time by

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Company and Williams, which shall be performed or provided subject to and under the direction and supervision of, Company:

            (i) internal audit, corporate communications, controller, security, human resources, storage, accounting, legal, tax, risk management and insurance, administration, management, corporate secretarial services and information services, including without limitation, hardware support, systems design, programming, production and distribution services but only to the extent of current capacity levels and subject to limitations set forth in any applicable agreements of Williams;

            (ii) right to use third party licensed software licensed to Williams but only to the extent and subject to the limitations set forth in such licenses;

            (iii) providing Williams' personnel to hold certain executive positions of the Company;

            (iv) establishing and maintaining appropriate administrative, business, accounting and financial systems; maintaining Apco's home office accounts, perform consolidation accounting, account analysis, financial reporting, assure compliance with US GAAP and work with the Company's external auditors in the US and Argentina;

            (v) preparing and issuing monthly operations and financial reports;

            (vi) preparing and/or filing, on behalf of the Company, Securities and Exchange Commission filings and other information required to be filed as a public company in compliance with Applicable Law;

            (vii) obtaining, on behalf of Company, Governmental Authorizations, including completing and executing any related applications and filings;

            (viii) preparing and executing (upon proper authorization) on behalf of Company agreements for professional services; and

            (ix) preparation for and scheduling of meetings of the Board of Directors and preparing agendas for same.

      (c) In addition, amounts expended pursuant to Company's request with respect to claims and litigation ( including settlement costs and reasonable expenses associated therewith, and attorney's fees, expenses and court costs) will be reimbursed by Company to Williams.

      (d) Williams shall determine the number and identity of personnel to be provided to perform the Services but shall ensure that sufficient personnel are provided at all times. Company agrees that Williams may employ subcontractors to perform the Services. Any individuals employed by Williams and performing Services hereunder shall be and remain the employees of Williams and/or its Affiliates (and not of Company). Company shall be free at any time to accept, reject or, upon reasonable notice, ask for replacements for any such personnel.

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All equipment provided to such personnel by Company shall remain the property of
Company and all equipment provided to such personnel by Williams shall remain the property of Williams.

      (e) Williams shall not be required to qualify to do business in any state or foreign country in order to provide Services requested by Company. Notwithstanding anything to the contrary, Williams shall not be obligated or required to provide any Service that it is not currently providing to its other Affiliates.

      (f) If Company should discontinue its use of equipment, third party software or related items which items were leased, purchased, or licensed by Williams or its Affiliates on Company's behalf and at Company's request, at any time during the term of this Agreement or prior thereto, the Company shall reimburse to Williams all charges, costs and expenses actually incurred by Williams in connection with the cancellation or assignment of any applicable leases, licenses or other contracts associated with such items; provided, however, that Williams will allow a representative of Company to participate in negotiations with regard to such charges prior to any assessment thereof. To the extent Company shall have specifically requested Williams or its Affiliates to purchase equipment for the benefit of Company, and such purchase was made, Company shall purchase from Williams any of such equipment owned by Williams, at a price equal to Williams' net book value for such equipment. Such obligations apply whether the discontinuance of use occurs upon the termination of this Agreement or prior thereto.

4.    COMPENSATION:

As full and complete compensation for Services, Company agrees to pay Williams in the following manner:

i. The Company will pay Williams a percentage (to be defined later herein) of the certain and specific corporate services allocated to Williams E&P by Williams using the Modified Massachusetts Formula (the "MMF"). The allocated services for which the Company will pay are those services that specifically benefit the Company and include but are not limited to Tulsa Facilities; Manager General Services (Call Center, Mail, Office, Park and Facilities scheduling); Tulsa Office Services; Tulsa Mail Services; Tulsa Forms Management & Purchasing; Williams Travel Service; Manager Food, TVI, Print, Records; Tulsa Print Services, Tulsa Record Management; Treasurer & Credit; Risk Management & Insurance; Corporate Secretary; Ethics; Audit; Investor Relations; Research Accounting and Sarbanes Oxley. Williams' cost centers will be analyzed at least annually by both Williams and Apco to determine whether the listing of cost centers utilized hereunder is complete and appropriate. The Company will pay Williams for its share of these allocated services based on a separate MMF allocation to be computed between it and Williams E&P.

      The MMF is a three-factor formula, which allocates costs to subsidiaries, divisions or business units giving equal weight to operating revenue less cost-of-sales, gross payroll and gross property, plant and equipment. For purposes of this calculation hereunder, revenues will be reported net of royalties. For purposes of the MMF calculation, gross payroll shall include total wages, salaries and other compensation, such as would be reportable on IRS form 941 or the Argentine equivalent. In the event of changes due to acquisitions, mergers or asset sales, this allocation will be adjusted quarterly.

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      Individual percentages for each factor will be determined by dividing the amount of each factor for the Company by the total of the factor for Williams E&P. The separate labor, operating revenue and property factors for the Company as a percentage of Williams E&P shall be added together and then divided by three to calculate the weighted average percent for the Company. The weighted percentage represents the percent that the Company will pay to Williams for its share of the named services allocated to Williams E&P by Williams.

      The payment by the Company to Williams based on the MMF allocation is intended to reimburse Williams for all Services described in Article 3.(b) above that are provided to the Company and for which it will not be charged directly. Direct charges such as legal services, rent, computer leasing, LAN charges, printing and reproduction services and other similar services which are directly identifiable to Apco will be directly charged to Apco.

            Williams currently uses MMF to allocate expenses to its business units and, as a result, MMF has been selected as the method by which expenses will be allocated by Williams E&P to the Company hereunder. In the event Williams adopts a different method for the allocation of corporate expenses to its business units in the future, Williams and the Company shall meet to determine whether the new allocation method will be used hereunder or whether the Parties shall continue the use of the MMF allocation method for purposes of this Agreement. Should the Parties determine to use a different allocation method, their agreement to do so shall be reflected in an Amendment to this Agreement. In the event the Parties determine to continue the use of the MMF allocation method, no Amendment to this Agreement shall be required.

ii Williams shall provide the Company with the services of those positions set forth on Exhibit "A" that perform specific functions for the Company and spend either substantial time in the performance of services for the Company or consistently provide time to the Company every month. Exhibit "A" may be modified by the Parties from time to time as needed to add or remove positions which will be provided hereunder.

      The Parties agree that the positions described on Exhibit "A" have devoted and will continue to devote substantial and or consistent time to the business of the Company. Accordingly, time for services of the listed positions will be paid for by the Company on the basis of an allocation of the salary, and bonus of those individuals plus a factor determined annually by Williams (for 2004, this factor is 33%) for employee benefits and taxes (the "Salary Allocation").

      Unless a modification is agreed by the Parties through an agreed revision to Exhibit "A", the Salary Allocation percentages to be used for the positions described in Exhibit "A" are as follows:

Director of International Exploration and Production        75 %
Senior Accounting Analyst                                   75 %
Administrative Assistant III                                50 %
Manager of International Exploration and Production         25 %

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      The percentages and positions shall be reviewed by the parties periodically and adjusted but not more than on an annual basis.

iii. The Company will also pay Williams one hundred thousand dollars ($100,000) per year for the services of those Williams employees that hold the positions of Chairman and Chief Executive Officer and Chief Financial Officer of Apco as compensation for time devoted by those employees in the performance of their duties for the Company. Such amount is based upon a percentage of such individual's Salary Allocation determined by using an estimate of the time actually spent by such employees on behalf of APCO and will be periodically reviewed and adjusted by the Parties as appropriate to more accurately reflect the actual time spent.

iv. The Company shall pay Williams separately for Services that are not included above and are directly identifiable to the Company on an as-used basis. Such Services include but are not limited to rent for the square footage of office space occupied by the Company on the 26th and the 37th floors of the Bank of Oklahoma Tower, One Williams Center, Tulsa, Oklahoma, computer leasing costs, local area network (LAN), telephone, printing and reproduction services and supplies and legal services. These services will be charged to the Company on the same rate as charged to other Williams' Affiliates or Subsidiaries. The Company shall also reimburse Williams for the cost of any insurance coverage provided to APCO by Williams .

5.    INVOICING AND PAYMENTS:

      Williams shall at a minimum submit quarterly invoices to Company for Services rendered hereunder and will provide full supporting documentation upon the request of Company. Company shall pay Williams the amounts of such invoices within thirty (30) days after receipt; provided, that if Company shall have any objection to all or any portion of an invoice, Company shall notify Williams of the same within thirty (30) days after receipt of the invoice, give reasons for its objection and pay only the portion of the invoice which is not in dispute. Representatives of Williams and Company shall confer within sixty (60) days of receipt of objection by Company regarding a particular invoice to resolve any disputed invoices. In the event such representatives are unable to reach agreement with regard to such a dispute, the matter shall be resolved in accordance with Section 23.

6.    RIGHT TO AUDIT:

      Williams shall keep such books and records (which books and records shall be maintained on a consistent basis and substantially in accordance with generally accepted accounting principles) as shall readily disclose , as allowed by law, the basis for any charges or credits, ordinary or extraordinary, billed to Company under this Agreement. Company shall, as allowed by law, have the right, upon reasonable notice from Company to Williams and during regular business hours, to inspect, examine and audit or cause to be audited each year the accounts and records of Williams reasonably related to the Services provided hereunder, except where such accounts and records would otherwise be considered proprietary or confidential, in which case such audit shall be conducted by an independent auditor agreed to by the Parties, provided such right is exercised in a manner that does not interfere with the provision of the

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Services hereunder by Williams. Any audit by Company hereunder shall be at
Company's sole cost and expense.

7.    INDEPENDENT CONTRACTOR STATUS:

      (a) Williams hereby declares it is engaged in an independent business and agrees to perform the Services as an independent contractor with, except as otherwise provided for hereunder, full responsibility for the control and direction of its employees and subcontractors. Williams, in its performance of this Agreement, has and hereby retains the right to exercise full control and supervision over the accomplishment of the objectives set forth herein; provided, however, that Company shall be free at any time to accept, reject or request replacement of any Williams personnel providing the Services. Williams shall make reasonable efforts to complete the Services in a timely manner. Williams shall not be required to provide personnel to work a specific number of hours per day or specific days of the week. Williams shall not be an agent, employee or servant for and may not bind Company. This Agreement is not intended to and shall not create a partnership, joint venture or agency of any kind or type. It is understood that Williams is free to contract for similar services to be performed for others during the term of this Agreement.

      (b) Williams hereby accepts full and exclusive liability for the payment of its employees' compensation and benefits including any and all contributions or taxes for unemployment insurance, old age retirement benefits, pensions or annuities now or hereafter imposed by or under Applicable Law and which are measured by the wages, salaries or other remuneration paid to the persons employed by Williams with respect to Services performed under the terms of this Agreement. Williams further warrants that it will comply with all other Applicable Law to which it is subject as an employer regarding compensation, hours of work or other conditions of employment, including those applicable to minimum wage and overtime wages.

      (c) Neither Williams nor its employees providing Services to Company under this Agreement shall be entitled to participate in or receive benefits under any programs maintained by Company for its employees, including, without limitation, life, medical and disability benefits, pension, profit sharing or other retirement plans or other fringe benefits. Nor shall any Williams employees be entitled to any direct or indirect compensation or remuneration of any kind from Company as a result of the Services performed under this Agreement.

8.    INDEMNIFICATION:

      (a) Williams shall be responsible for and shall defend and hold harmless Company from and against all claims, demands, causes of action, liabilities, fines, penalties, loss, or expense (including, without limitation, reasonable attorneys' fees, costs and expenses) (collectively "Claims") of every kind and character, whether they be direct or indirect, arising from or related to, actions and/or omissions of any kind from personnel providing Services to Company hereunder when not performing tasks or assignments for or on behalf of Company. The above indemnity of this Section 8(a) shall not apply to, and Company shall indemnify, protect, defend and hold harmless Williams, its owners, Affiliates, and all of their officers, directors, employees, consultants and agents (collectively, the "Williams Group") from, Claims for bodily injury, illness or death of any member of Williams Group, or of any employee of

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Williams' contractors or subcontractors when arising out of Company's or its contractors' (other than Williams) or subcontractors' gross negligence or willful misconduct.

      (b) Company shall be responsible for and shall defend and hold harmless Williams Group from and against all Claims of every kind and character, whether they be direct or indirect, arising from or related to actions and/or omissions of any kind of the personnel providing Services to Company by Williams hereunder when performing tasks or assignments for Company (including the Services), EVEN IF SUCH CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, LOSSES OR EXPENSES ARE BASED UPON THE NEGLIGENCE (WHETHER JOINT, CONCURRENT, ACTIVE, OR PASSIVE) OF THE WILLIAMS GROUP OR ACTIONS OR OMISSIONS (WHETHER OR NOT THE RESPONSIBILITY OF THE WILLIAMS GROUP) WHICH IMPOSE STRICT LIABILITY. The above indemnity of this
Section 8(b) shall not apply to, and Williams shall indemnify, protect, defend and hold harmless Company from, Claims for bodily injury, illness or death of any employee of Company or any of Williams' contractors or subcontractors when arising out of any member of the Williams Group's gross negligence or willful misconduct.

      (c) Except for claims against Company for failure to make any payments due hereunder, Williams shall defend, protect, indemnify and hold harmless Company from and against all Claims of every kind and character arising from or related to Williams' failure to pay its employees or because of its failure to withhold federal and state income taxes or any other such taxes or state, local, municipal, national or federal governmental charges which Williams may be required to pay with respect to Williams' employees during the period of such employment or which otherwise accrue under any employee plan or benefit arrangement, including without limitation, all obligations of Williams for salaries, vacation, and holiday pay, severance payments, bonuses and other forms of compensation, benefits or other payments, as well as all costs and expenses with respect to any termination by Williams of its employees who performed Services under this Agreement.

9.    INSURANCE:

      (a) Williams shall carry or cause to be carried and maintained in force throughout the entire term of this Agreement insurance coverage as described in paragraphs (i) through (iii) below.

            (i) Workers' Compensation insurance complying with the laws of the state or states of the United States of America having jurisdiction over each Williams employee and Employers' Liability insurance with limits of $1,000,000 per each accident, $1,000,000 disease per each employee and a $1,000,000 disease policy limit.

            (ii) Commercial General Liability insurance on an occurrence basis with a combined single limit of $1,000,000 per each occurrence for bodily injury and property damage.

            (iii) Automobile Liability insurance with a combined single limit of
                  $1,000,000 per each occurrence for bodily injury and property

                                       10
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                  damage, which insurance shall include coverage for all owned, non-owned and hired vehicles.

      (b) In each of the above-described policies, Williams agrees to waive and shall require its insurers to waive any rights of subrogation or recovery they may have against Company to the extent of Williams' obligations set forth in Section 8 above.

      (c) Under the policies described in (a)(ii) and (a)(iii) above, and to the extent of the indemnities contained within this Agreement, Company shall be named as additional insured as respects Williams' operations and as respects any Services performed under this Agreement.

10.   CONFIDENTIALITY:

      (a)   Confidential Information.

            (i) "Confidential Information" shall mean all information of a Party of a proprietary or confidential nature that any Party (the "Disclosing Party") furnishes to the other Party (the "Receiving Party"), whether such information is written or oral and in whatever form or medium it is provided.

            (ii) Information shall not be deemed to be Confidential Information and the provisions of this Section 10 shall not apply to: (A) information which is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement; (B) information which was already known to the Receiving Party or its Representatives prior to being furnished pursuant to this Agreement; (C) information which becomes available to the Receiving Party or its Representatives on a non-confidential basis from a source other than a Disclosing Party or its Representatives if such Receiving Party or its Representatives had no reason to believe that such source was subject to any prohibition against transmitting the information to such Receiving Party or its Representatives; and (D) information independently developed by the Receiving Party or its Representatives.

      (b)   Confidentiality Obligations.

            (i) Each Receiving Party shall not disclose the Confidential Information to third parties or any of such Receiving Party's Affiliates, or to any other Person without the consent of the other Party other than to: (A) such Receiving Party's Representatives, (B) a financial advisor, legal counsel, consultant, contractor or subcontractor that has a legitimate business need to be informed; (C) a Governmental Authority, or
                  (D) a Person to which the Disclosing Party or its Affiliate is required by Applicable Laws or the applicable rules of any stock exchange or similar organization to disclose the Confidential Information.

            (ii) In case of a disclosure of Confidential Information to a third party permitted by paragraph (b)(i)(A) and (b)(i)(B), the Receiving Party disclosing such information shall ensure that such third party has signed an agreement to protect the Confidential Information from further disclosure to the same extent as the Parties are obligated under this Section 10.

      (c) Notice Preceding Compelled Disclosure. If a Party or any Representative of such Party reasonably believes it is required by Applicable Law or the applicable rules of any stock exchange or similar organization (whether requested by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand, similar law or legal process or otherwise) to disclose any Confidential Information, such Party shall promptly notify the other Party of such requirement as soon as it becomes aware of it.

      (d) Return of Information. All written Confidential Information, except for that portion of the Confidential Information that may be found in analyses, compilations, studies or other documents prepared by the Disclosing Party or its Representatives, shall be promptly returned upon written request of the Disclosing Party or, at the election of the Receiving Party, destroyed, and no copies shall be retained by such Receiving Party or its Representatives. That portion of the Confidential Information that may be found in analyses, compilations, studies or other documents and Confidential Information not so requested or returned will be held and kept subject to the terms of this Agreement, or destroyed.

      (e) Specific Performance. The Parties recognize and agree that if any of the provisions of this Section 10 are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to other remedies, the Parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Section 10 or to specific performance or other equitable relief to enforce the provisions of this Section 10. In the event that any action should be brought in equity to enforce the provisions of this Section 10, no Party will allege, and each Party hereby waives the defense, that there is adequate remedy at law.

11.   LIMITATION OF LIABILITY:

      NEITHER COMPANY NOR WILLIAMS SHALL BE LIABLE TO THE OTHER OR ITS EMPLOYEES IN ANY EVENT OR FOR ANY REASON FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSS OF PROFITS, LOSS OF DATA, LOSS OF REVENUE OR LOSS OF GOODWILL ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.   NOTICES:

      Except as specifically provided otherwise herein, all notices required or permitted under this Agreement shall be in writing and shall be deemed given upon actual receipt. Such notices may be given by: (a) personal delivery; (b) facsimile; or (c) certified or registered mail for which postage is prepaid and a return receipt is requested. Any such notices shall be sent to the

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

respective addresses specified below. Any Party's address may be changed by notice given to the other Party in accordance with this provision.

      If to Company:

            APCO Argentina Inc.
            One Williams Center
            Mail Drop 26-4
            Tulsa, Oklahoma  74172
            Attention:  Thomas  Bueno
                      President  COO and CAO
            Phone No.:  (918) 573-2164
            Facsimile No.:  (918) 573-1324

            With a copy to:

            APCO Argentina Inc.
            One Williams Center
            Suite 4100
            Tulsa, Oklahoma  74172
            Attention:  William Gault
                      Assistant Secretary
            Phone No.:  (918) 573-0454
            Facsimile No.:  (918) 573-4503

      If to Williams:

            The Williams Companies, Inc.
            One Williams Center
            Suite 2600
            Tulsa, Oklahoma 74172
            Attention:  Bryan K. Guderian
            Phone No.:  (918) 573-4680
            Facsimile No.:  (918) 573-1324

            With a copy to:

            The Williams Companies, Inc.
            One Williams Center
            Suite 4100
            Tulsa, Oklahoma  74172
            Attention:  James N. Cundiff , Senior Attorney
            Phone No.:  (918) 573-5459
            Facsimile No.:  (918) 573-4503

13.   CERTAIN PRACTICES:

      (a) Each of the Parties represents, warrants and covenants that neither it nor its Affiliates, officers, directors, employees or agents has made or shall make, any payments, loans, gifts, or promises or offers of payments, loans, gifts or anything of value, directly or indirectly to or for the use or benefit in whole or in part of, any foreign official or employee of any Governmental Authority or state-owned enterprise, or to or for the use of any political party or official thereof, or candidate for political office, or to any other Person if any such party knows, should have known or has or had reason to suspect, that any part of such payment, loan, gift or promise or offer (i) is for purposes of corruptly (A) influencing any act or decision of the recipient in its official capacity or (B) inducing such recipient to (1) do or omit to do any act in violation of its lawful duty or (2) use its influence to affect or influence any act or decision of the government of any foreign country or instrumentality thereof, or (3) secure any improper advantage, in each case, in order to assist the parties in obtaining or retaining business for or with, or directing business to, any person.

      (b) Each Party agrees to advise all of its and its Affiliates' employees and Representatives engaged in implementing this Agreement regarding these practices and Applicable Law. Each Party agrees to take appropriate steps to ensure that it and its Affiliates and their respective Representatives comply with these practices and Applicable Laws. Each Party shall respond promptly, and in reasonable detail, to any notice from any other Parties or their auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from such other Party.

      (c) In carrying out the terms and provisions of this Agreement, each Party agrees: (i) to ensure that all billings and reports rendered to the other Party under the terms of this Agreement will, to the best of its knowledge and belief, properly reflect the facts about all activities and transactions related to this Agreement, and (ii) to promptly notify the other Party upon discovery of any instance in which it fails to comply with this Section 13, or if it has reason to believe that any billings or reports covered by (i) above are no longer accurate and complete in any material respect.

      (d) Each Party, in performing its obligations under this Agreement, shall establish and maintain appropriate business standards, procedures and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other Party. Each Party shall review with reasonable frequency during the term of this Agreement such business standards and procedures including those related to the activities of its employees and agents in their relations with the other Party's employees, agents and representatives, and other third parties.

14.   NON-WAIVER:

      (a) No waiver by either Party hereto of any breach or default of any provision hereunder shall be deemed a waiver of any other provision hereof or a waiver of any subsequent breach or default.

      (b) Except as specifically provided otherwise herein, no failure or delay on the part of either Party to exercise any right, power, or privilege under this Agreement and no course of dealing between the Parties shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are not exclusive of any rights or remedies which either Party would otherwise have pursuant to law or equity unless specifically provided to the contrary herein. No notice to or demand on one Party in any case shall entitle the other Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of a Party to any other or further action in any circumstances without notice or demand.

15.   ASSIGNMENT:

      Neither Party shall assign this Agreement or any of its rights or claims hereunder without the prior written consent of the other, except to any entity which is an Affiliate of a Party or which succeeds to all or substantially all of a Party's assets by merger, consolidation, reorganization or purchase. Subject to the foregoing, this Agreement shall inure to the benefit of and bind the successors and assigns of the Parties.

16.   NON-EXCLUSIVE AGREEMENT:

      Nothing herein contained shall be construed to prevent Company from engaging other contractors or other persons during the term of this Agreement to perform the Services.

17.   NO THIRD PARTY BENEFICIARY

      Nothing contained in this Agreement shall be considered or construed as conferring any right or benefit on a Person not a Party, and neither this Agreement nor the performance hereunder shall be deemed to have created a joint venture or partnership between the Parties.

18.   HEADINGS:

      The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

19.   ENTIRE AGREEMENT:

      This Agreement is the entire agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes any and all prior negotiations, promises, understandings, agreements, arrangements, representations, warranties, and/or contracts of any form or nature whatsoever, whether oral or in writing, and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties as to the subject matter hereof.

20.   SEVERABILITY:

      If, for any reason, any provision of this Agreement is unenforceable, the remaining provisions hereof shall nevertheless be carried into effect.

21.   AMENDMENTS:

      No amendment, supplement or waiver of this Agreement shall be valid unless evidenced in writing and signed by a duly authorized representative of each Party.

22.   GOVERNING LAW:

      THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

23.   DISPUTE RESOLUTION:

      (a)   Negotiations; Arbitration.

            (i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the performance, breach, termination or invalidity hereof shall be settled by arbitration in accordance with the American Arbitration Rules in effect on the date hereof. The arbitration shall be the sole and exclusive forum for resolution of the dispute, controversy or claim, and the award shall be final and binding. Judgment thereon may be entered by any court having jurisdiction. The number of arbitrators shall be three, each of whom shall be disinterested in the dispute, controversy or claim and shall have no connection with either Party. One arbitrator will be selected by each Party and one by mutual agreement of the first two or, if they cannot agree, by the appointing authority designated in accordance with the American Arbitration Rules. The Parties shall have thirty (30) days to each appoint an arbitrator. If, after such 30-day period, the Parties have not made such appointment, the appointing authority shall select all three arbitrators. The Parties and the appointing authority may appoint from among the nationals of any country, whether or not a Party is a national of that country. The place of arbitration shall be The City of Tulsa, Oklahoma. The arbitration shall be conducted in the English language and any foreign-language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitrators shall apply the laws of the State of Oklahoma without regard to the principles of conflicts of laws.

            (ii) In the event that there is an existing arbitration pursuant to paragraph (i) above, and that the same or a similar dispute, controversy or claim should arise between Persons other than the parties to the existing arbitration, the arbitrators shall have the power to allow the other Persons to be joined in the existing arbitration with their express consent, and to make a single final award determining all disputes, controversies or claims among them.

            (iii) Each Party hereby submits to the jurisdiction of the United
                  States District Court for the Northern District of Oklahoma in any action, suit or proceeding with respect to the enforcement of the arbitration provisions of this Agreement and the jurisdiction of such court with respect to the enforcement of any award thereunder.

            (iv) The compensation and expenses of the arbitrators shall be borne equally by the Parties. Each Party shall bear its own costs, expenses and attorneys' fees, provided that, if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses, and attorneys' fees in connection with such court proceedings.

      (b) Waiver of Immunity. Each Party hereby irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any proceeding relating to enforcement of the arbitration provisions, or any award thereunder brought in the courts specified, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such proceeding in such courts.

      (c) Judgment Currency. The obligation of a Party in respect of any sum due from it to another Party expressed in United States Dollars, notwithstanding any judgment in a currency other than United States Dollars, shall not be discharged until the first Business Day following receipt by such other Party of any sum adjudged to be so due in such other currency on which (and only to the extent that) such other Party may in accordance with normal banking procedures purchase United States Dollars with such other currency. If the Dollars so purchased are less than the sum originally due to such other Party hereunder, the obligated Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such other Party against such Dollar shortfall. If the United States Dollars so purchased are greater than the sum originally due to such other Party hereunder, such other Party agrees to the fullest extent permitted by law to pay to the obligated Party an amount equal to the excess of the Dollars so purchased over the sum originally due to such other Party hereunder

24.   MUTUAL COOPERATION:

      Company and Williams will provide each other with such assistance as may reasonably be required by any of them in connection with the performance of all obligations under this Agreement.

25.   FORCE MAJEURE:

      Neither party hereto shall be liable in any manner for failure or delay of performance of all or part of this Agreement (other than payment obligations), directly or indirectly, owing to any acts of God, governmental orders or restrictions, strikes or other labor disturbances, riots, embargoes, computer equipment failures, power failures, telecommunication line failures, revolutions, wars (declared or undeclared), sabotage, fires, floods, or any other causes or circumstances beyond the control of the parties. The party, however, experiencing such delay or failure shall use reasonable efforts to give prompt notice to the other party and shall use reasonable efforts to remove the causes or circumstances of nonperformance with dispatch and or a consistent basis.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

APCO ARGENTINA INC.                          THE WILLIAMS COMPANIES, INC.

/s/  Thomas Bueno                            /s/  Donald R. Chappel
-----------------------------------          ----------------------------------
By                                           By

President & Chief Operating Officer          Sr.Vice-President & CFO
Title                                        Title